EXHIBIT 10.4

[LETTERHEAD OF SEARS HOLDINGS]

Dean Carter
Chief Human Resources Officer

Sears Holdings Management Corporation
3333 Beverly Road B6-169B
Hoffman Estates, IL 60179
PH: 847-286-1548
Email: dean.carter@searshc.com

September 18, 2014

Mr. Jason M. Hollar
[Address Omitted]

Dear Jason,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Senior Vice President, Finance, reporting to Rob Schriesheim, Executive Vice President, Chief Financial Officer. Your start date is to be determined and you will be employed by Sears Holdings Management Corporation. Your work location will be SHC’s Corporate Headquarters located in Hoffman Estates, IL. This letter serves as confirmation of our offer, subject to all of the contingencies listed below and subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.
The key elements of your compensation package and the other conditions of your employment are as follows:

•	Annual base salary at a rate of $600,000.

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You will receive a one-time sign-on bonus of $750,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for misconduct or integrity issues within twenty-four (24) months of your start date, you will be required to repay the full amount of the payment paid to you, including any taxes withheld, unless prohibited by law, to SHC within thirty (30) days of your last day worked.

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Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 100% of your base salary.  Your target incentive under the 2014 AIP will be prorated from your start date through January 31, 2015, the last day of SHC’s 2014 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2014 AIP target award will be provided to you following your start date.

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You will be eligible to receive a Special Incentive Award with respect to each of SHC’s 2014, 2015 and 2016 fiscal years, payable by April 15th of the fiscal year following the applicable fiscal year, provided that you are actively employed at the applicable payment date, subject to the following terms:

•	Fiscal Year 2014 – 100% of your target under the 2014 AIP, subject to reduction by any amount payable to you under the 2014 AIP;

Mr. Jason M. Hollar
September 18, 2014

•	Fiscal Year 2015 – 50% of your target under the 2015 AIP, subject to reduction by any amount payable to you under the 2015 AIP; and

•	Fiscal Year 2016 – 50% of your target under the 2016 AIP, subject to reduction by any amount payable to you under the 2016 AIP.

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Participation in the SHC long-term incentive program (“LTI”). Your target incentive opportunity under the 2014 SHC LTI will be 100% of your base salary. Your participation in the 2014 LTI will be prorated from your start date through January 28, 2017, the last day of SHC’s 2016 fiscal year. Further details regarding your 2014 SHC LTI target award will be provided to you following your start date.

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An additional long-term incentive award of $1,000,000 (gross) (“Special LTI Award”).  This award will be payable on a graded basis, with one-third of the Special LTI Award being payable as of each of the first three (3) anniversaries of your start date.  Payment will be made as soon as administratively feasible following the forgoing anniversary dates and not later than the fifteenth (15th) day of the third (3rd) month following each such date, in all events, provided you are actively employed on the applicable anniversary.  Notwithstanding the above, you will receive any unpaid scheduled payment above if you are terminated by SHC (other than for misconduct or integrity issues) before the relevant anniversary date; any such payment will be paid as a one-time lump sum within thirty (30) days following your last day worked.   Further, in the event you are terminated by SHC for misconduct or integrity issues within twelve (12) months following a payment date, you will be required to repay any such payment to SHC within thirty (30) days of your last day worked.

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date.  You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld.  Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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You will be required to sign an Executive Severance Agreement (“Agreement”).  The terms are generally as follows: If your employment is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment.  The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you receive severance benefits under this Agreement. This offer is contingent upon you signing the Agreement. Upon signing the Agreement, you agree that the consideration you are receiving for doing so includes not only your employment with SHC but also the other compensation and benefits you will be receiving (or are eligible to receive) from SHC as outlined herein and which you would not have been offered or received (or have been eligible to receive) without your signing the Agreement.

•	You will be eligible for relocation assistance in accordance with company’s standard relocation policy. To receive relocation assistance, you must sign a Relocation Repayment Agreement which will be

Mr. Jason M. Hollar
September 18, 2014

included in the Relocation Benefits package that will be sent to you from the company’s relocation vendor. A sample copy of the Relocation Repayment Agreement is enclosed for your information. Your relocation package will include:

•	Home sale assistance and moving and storage of household goods (includes shipment of up to two (2) automobiles); and

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A relocation lump sum in the amount of $45,000 (net) to assist with your move to the new work location.  The relocation vendor will process 50% of that amount no earlier than 30 days prior to your start date, upon receipt of your fully executed repayment agreement and banking instructions.  The remaining 50% of the relocation lump sum will be paid by the relocation vendor upon (1) delivery of your household goods to within 50 miles of the new work location, (2) purchase a home within 50 miles of the new work location, or (3) sell your home in the departure location in conjunction with signing a long-term lease (at least one year) within 50 miles of the new work location.

If permanent relocation has not been completed prior to the first year anniversary of your start date, the unpaid portion of the relocation lump sum will be forfeited and you will be required to repay any portion of the relocation lump sum already paid to you, including any taxes withheld, unless prohibited by law, to SHC within thirty (30) days of your last day worked.

•	You will be covered under and subject to the terms and conditions of the Non-Accrual Vacation Policy.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Jason, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ Dean Carter
Dean Carter
Enclosures
Accepted:

 /s/ Jason M. Hollar                      09 / 18 / 14
Jason M. Hollar                        Date